Exhibit (a)(1)
EXIDE TECHNOLOGIES
OFFER TO AMEND ELIGIBLE OPTIONS
NOVEMBER 16, 2007
THIS OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON DECEMBER 18, 2007,
UNLESS THIS OFFER IS EXTENDED
     Exide Technologies (“Exide,” the “Company,” “us” or “we”) is making the offer set forth in this Offer to Amend Eligible Options (this “Offer to Amend” and, together with the related Letter of Transmittal and Stock Option Amendment and Cash Payment Agreement (the “Amendment Agreement”), as each may be amended or supplemented from time to time, this “Offer”) to certain individuals holding eligible outstanding stock options to purchase our common stock previously granted to those individuals under the Exide Technologies 2004 Stock Incentive Plan (as amended and restated, the “Plan”) to amend those options. All currently outstanding options granted under the Plan were unvested as of December 31, 2004. An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:
•	the option was granted under the Plan;

•	the exercise price per share currently in effect for the option, which is based on the 10-day trailing average closing price per share of our common stock prior to the date of grant of the option, is less than the closing sale price per share of our common stock on the date of grant of the option (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•	the option is held by an individual who is, on the date of this Offer to Amend and the Expiration Date (as defined below) of this Offer, a current employee of Exide and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

•	the option is outstanding on the Expiration Date (as defined below) of this Offer.
     An option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer.
     Exide’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer they will be given an opportunity to amend the exercise price of their options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.
     As originally adopted, the Plan based the exercise price for the Eligible Options on a formula set forth in our outstanding warrant agreement, which provides for an exercise price per share that is equal to the 10-day trailing average closing price per share of our common stock prior to the date of grant of the Eligible Option. Such exercise prices of the Eligible Options are less than the closing sale price per share of our common stock on the respective dates of grant of the Eligible Options. As a result, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant. Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options. Accordingly, Exide is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences. The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant. See page 5 for a discussion of the purpose of this Offer.

     If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value (as defined below) per share of our common stock on the date of grant of the Eligible Option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of this Offer, which we expect to be December 19, 2007 (the “Amendment Date”). The Eligible Option as so amended with the Adjusted Exercise Price will be designated an “Amended Option.” The “Fair Market Value” per share of our common stock on any date means the closing price per share of our common stock on that date on The NASDAQ Global Market.
     Each Eligible Optionee whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us a special cash payment (the “Cash Payment”) with respect to those Eligible Options. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. Under applicable Internal Revenue Service (“IRS”) regulations, the Cash Payment may not be made in the same year as the Amendment Date. The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by Exide. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
     If you are not an employee of Exide on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
     This Offer will expire at 11:59 p.m., Eastern Time, on December 18, 2007, unless extended (the “Expiration Date”).
     If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to each Eligible Option you hold:
•	the current exercise price per share in effect for each Eligible Option;

•	the number of shares underlying each Eligible Option;

•	the date of grant of each Eligible Option; and

•	the Fair Market Value per share of our common stock on the date of grant of each Eligible Option.
     All of the options set forth in your personalized Letter of Transmittal will be Eligible Options. To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents in the manner set forth in this Offer to Amend and the related Letter of Transmittal and its instructions.
     Subject to satisfaction of the conditions of this Offer, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept this Offer and are employees of Exide on the Expiration Date.

     As of October 31, 2007, options to purchase approximately 3,068,784 shares of our common stock were issued and outstanding under the Plan, of which 494,271 constitute Eligible Options. All currently outstanding options under the Plan were unvested as of December 31, 2004.
     We are making this Offer upon the terms and subject to the conditions set forth in this Offer to Amend, including the conditions described in Section 7 below. You are not required to accept this Offer. You may accept this Offer with respect to some or all of your Eligible Options. However, if you decide to tender a particular Eligible Option, you must tender that entire Eligible Option for amendment. This Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment.
     Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options for amendment, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer. See page 5 for a discussion of the potential adverse tax consequences.
     Shares of our common stock trade on The NASDAQ Global Market under the symbol “XIDE.” On November 15, 2007, the last reported sale price of our common stock on The NASDAQ Global Market was $6.62 per share. The Adjusted Exercise Price for each Eligible Option that is amended pursuant to this Offer will represent the Fair Market Value per share of our common stock on the date of grant of the Eligible Option. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option amended pursuant to this Offer reflects our view of what the trading price of our common stock may be at any point in the future.
     You should direct questions about this Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement. If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to which we have referred you.
     This Offer has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. All references to tax consequences are for guidance only. We recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.

IMPORTANT INFORMATION
     To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.
     As soon as administratively practicable following the Amendment Date, we will deliver to you a final and complete Amendment Agreement in which the Adjusted Exercise Price for each of your Amended Options and the amount of the related Cash Payment will be set forth in Schedule I to the Amendment Agreement.
     The key dates to remember in connection with this Offer are as follows:
     This Offer will commence on November 16, 2007.
     This Offer will expire at 11:59 p.m., Eastern Time, on December 18, 2007 (unless we extend this Offer).
     The Eligible Options will be amended on December 19, 2007 (unless we extend this Offer).
     The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
     We are not making this Offer to, nor will we accept any tender of Eligible Options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any tender of Eligible Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make this Offer to option holders in any such jurisdiction.

v

SUMMARY TERM SHEET
     The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Amend and the Letter of Transmittal and Amendment Agreement. The information in this summary term sheet and in the introductory pages preceding this summary term sheet is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Amend and the Letter of Transmittal and Amendment Agreement. We have included page references to the relevant sections of this Offer to Amend where you can find a more complete discussion of the topics addressed in this summary term sheet.
What is this Offer?
     This Offer is a voluntary opportunity for Eligible Optionees to elect to have Eligible Options amended to increase their exercise price and receive the Cash Payment with respect to those Eligible Options.
     For purposes of this Offer, you should be familiar with the following terms.
     “Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to this Offer and will be equal to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.
     “Amended Option” will mean an Eligible Option that has been amended pursuant to this Offer to increase the exercise price per share of our common stock purchasable under that Eligible Option to the Adjusted Exercise Price determined for that Eligible Option.
     “Amendment Agreement” will mean the Stock Option Amendment and Cash Payment Agreement that will document the Adjusted Exercise Price for each of your Amended Options and evidence our obligation to pay the Cash Payment with respect to those Amended Options if you remain employed by us on the date each portion of your Amended Option vests.
     “Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that Eligible Option to the Adjusted Exercise Price and is expected to be December 19, 2007 or, if this Offer is extended, the first business day following the extended Expiration Date of this Offer.
     “Cash Payment” is the special cash payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to this Offer. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
     “Eligible Option” is an option that (1) was granted under the Plan, (2) has an exercise price per share currently in effect, which is based on the 10-day trailing average closing price per share of our common stock prior to the date of grant of the option, that is less than the closing sale price per share of our common stock on the date of grant of the option (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant), (3) is held by an Eligible Optionee and (4) is outstanding on the Expiration Date of this Offer.
     “Eligible Optionee” is an individual who is, on the date of this Offer to Amend and the Expiration Date of this Offer, a current employee of Exide and subject to income taxation in the United States with respect to his or her Eligible Options. Exide’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer they will be given an opportunity to amend the exercise price of their options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.
     “executive officers” refers to our executive officers, listed on Schedule I to this Offer to Amend.

     “Expiration Date” means 11:59 p.m., Eastern Time, on December 18, 2007, unless we extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which this Offer, as so extended, expires.
     “Fair Market Value” per share of our common stock on any date means the closing price per share of our common stock on that date on The NASDAQ Global Market.
     “Letter of Transmittal” is the form that an Eligible Optionee must use to notify the Company as to the particular Eligible Options he or she has elected to tender for amendment pursuant to this Offer.
     “Plan” means the Exide Technologies 2004 Stock Incentive Plan, as amended and restated.
Why is Exide making this Offer?
     As originally adopted, the Plan based the exercise price for the Eligible Options on a formula set forth in our outstanding warrant agreement, which provides for an exercise price per share that is equal to the 10-day trailing average closing price per share of our common stock prior to the date of grant of the Eligible Option. Such exercise prices of the Eligible Options are less than the closing sale price per share of our common stock on the respective dates of grant of the Eligible Options. As a result, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant. Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A. Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options. Accordingly, Exide is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences. The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant. See page 5 for a discussion of the purpose of this Offer.
Who is eligible to participate in this Offer?
     You are an Eligible Optionee, and are, therefore, eligible to participate in this Offer if you, on the date of this Offer to Amend and the Expiration Date of this Offer, are a current employee of Exide and subject to income taxation in the United States with respect to your Eligible Options. Exide’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer they will be given an opportunity to amend the exercise price of their options on terms no more favorable than those made available to all other Eligible Optionees in this Offer. See page 3 for a discussion of Eligible Optionees.
Which options are eligible for amendment pursuant to this Offer?
     An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:
•	the option was granted under the Plan;

•	the exercise price per share currently in effect for the option, which is based on the 10-day trailing average closing price per share of our common stock prior to the date of grant of the option, is less than the closing sale price per share of our common stock on the date of grant of the option (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•	the option is held by an Eligible Optionee; and

•	the option is outstanding on the Expiration Date of this Offer.

     An option that satisfies all of the foregoing conditions is designated an Eligible Option for purposes of this Offer. See page 2 for a discussion of Eligible Options.
     The date of grant for each Eligible Option in the applicable option agreement or grant notice and the exercise price per share currently in effect for that option are set forth on page 3. Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to each Eligible Option you hold the current exercise price in effect for each Eligible Option, the number of shares underlying each Eligible Option, the date of grant of each Eligible Option and the Fair Market Value per share of our common stock on the date of grant of each Eligible Option.
What are the components of this Offer?
     Amendment to Increase Exercise Price to Adjusted Exercise Price. If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option. See page 3 for a discussion of the amendment to increase the exercise price to the Adjusted Exercise Price.
     Cash Payment. Each Eligible Optionee whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us the Cash Payment with respect to those Eligible Options. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date. The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by Exide. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option. See page 3 for a discussion of the Cash Payment.
What happens if I am not an employee of Exide on the Expiration Date?
     If you are not an employee of Exide on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
What happens if my employment with Exide terminates on or after the Expiration Date but before the Amendment Date?
     If your employment with Exide terminates on or after the Expiration Date of this Offer but prior to the Amendment Date, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

What are the tax consequences of an option subject to Section 409A?
     Section 409A was added to the Code by the American Jobs Creation Act of 2004. The Treasury Department and IRS have to date provided guidance and issued final regulations with respect to certain items of compensation under Section 409A. That guidance and those final regulations indicate that a stock option granted with an exercise price per share below the fair market value per share of the underlying shares on the date of grant will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, we believe, on the basis of our general understanding and interpretation of the applicable guidance and final regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.
     Taxation in Year of Vesting. To the extent that a Section 409A-covered option vested as to one or more shares during the 2005 calendar year, the optionee would normally recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the aggregate exercise price payable for those shares. To the extent the options vested as to one or more shares during the 2006 calendar year and future years, the optionee would recognize taxable income for such year. For the 2006 and 2007 calendar years, this taxable income is equal to the fair market value of shares vesting in such year on December 31 of such year less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. For options that vest after the 2007 calendar year, it is likely, but not certain, that similar rules would apply. Taxation would occur in this manner even though the options remain unexercised.
     Tax Penalties. In addition to normal income taxes payable on the spread in effect under each of the optionee’s options on the applicable tax measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.
     Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
     Continued Taxation. It is likely, but not certain, that the optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in the 2005 calendar year and remained unexercised at the end of the 2006 or 2007 calendar years, the additional income subject to such taxation would be based on the amount by which the fair market value per share of our common stock on a subsequent tax measurement date exceeds the fair market value on a prior tax measurement date.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period that Section 409A-covered options remain outstanding after the 2007 calendar year. However, it is reasonable to expect that the increase in the value of our common stock in subsequent years could be subject to additional taxes in those years. Therefore, even if an option was not “in the money” in the 2005, 2006 or 2007 calendar years, the option could subject the optionee to additional taxes under Section 409A in future years, unless the option is brought into compliance with Section 409A.
     Interest Penalties. The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2007 calendar year. See page 5 for a discussion of the potential adverse tax consequences.
What are the tax consequences if I accept this Offer?
     If you accept this Offer and tender your Eligible Options for amendment, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance of this Offer and tender of your Eligible Options or at the time your Eligible Options are amended to adjust the exercise price.

     By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, you should avoid the adverse tax consequences under Section 409A that may apply to your Eligible Options. Accordingly, you will not be subject to taxation under Section 409A on your vested Amended Options in the 2008 calendar year and as your Amended Options vest in one or more subsequent calendar years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A. You should only be taxed with respect to your Amended Options when you exercise those Amended Options or when you sell the underlying shares. However, you will recognize taxable income when you receive the Cash Payment paid with respect to your Amended Options. See page 21 for a discussion of the tax consequences of accepting this Offer.
     If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of your participation in this Offer. We recommend that you consult with your own personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.
What are the tax consequences if I do not accept this Offer?
     If you choose not to accept this Offer to amend your Eligible Options and take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse tax consequences under Section 409A (and similar state tax laws) in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). See page 5 for a discussion of the potential adverse tax consequences. In addition, if your Eligible Options are not amended pursuant to this Offer, you will not become eligible to receive the Cash Payment.
How will my Cash Payment be taxed?
     You will be immediately taxed upon receipt of the Cash Payment. The Cash Payment will constitute wages for tax withholding purposes. Accordingly, Exide must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as applicable foreign taxes and payments required to be withheld with respect to the Cash Payment. You will receive only the portion of the Cash Payment remaining after those taxes have been withheld. If your Eligible Options are not amended pursuant to this Offer, you will not receive any Cash Payment with respect to those Eligible Options. See page 3 for a discussion of the Cash Payment.
What securities are subject to this Offer?
     This Offer covers only Eligible Options and does not affect stock options that are not subject to adverse tax consequences under Section 409A, restricted stock, restricted stock units or performance cash awards made pursuant to the Plan. Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to each Eligible Option you hold the current exercise price in effect for the Eligible Option, the number of shares underlying the Eligible Option, the date of grant of the Eligible Option and the Fair Market Value per share of our common stock on the date of grant of the Eligible Option. See page 2 for a discussion of Eligible Options.
Am I required to participate in this Offer?
     No. Participation in this Offer is voluntary. You may choose either to accept this Offer and tender your Eligible Options for amendment pursuant to this Offer or decline this Offer, retain the current exercise prices for those Eligible Options and either seek another alternative to bring those Eligible Options into compliance with Section 409A or pay any taxes, penalties or interest that you may incur under Section 409A. See page 7 for a discussion of Eligible Options not amended pursuant to this Offer. To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents in the manner set forth in this Offer to Amend and the related Letter of Transmittal and its instructions. See page 7 for a discussion of procedures for tendering Eligible Options.

How and when do I tender my Eligible Options?
     If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to each Eligible Option you hold:
•	the current exercise price per share in effect for each Eligible Option;

•	the number of shares underlying each Eligible Option;

•	the date of grant of each Eligible Option; and

•	the Fair Market Value per share of our common stock on the date of grant of each Eligible Option.
     All of the options set forth in your personalized Letter of Transmittal will be Eligible Options. To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.
     If you have any questions regarding your Letter of Transmittal, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Eastern Time, on December 18, 2007. If we extend this Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of this Offer. See page 7 for a discussion of the procedures for tendering Eligible Options.
     We will not accept delivery of any Letter of Transmittal after the Expiration Date. If we do not receive a properly completed and signed Letter of Transmittal from you prior to the Expiration Date, we will not accept your Eligible Options for amendment. Those Eligible Options will not be amended pursuant to this Offer, and no Cash Payment will be paid with respect to those Eligible Options.
     We reserve the right to reject any or all tenders of Eligible Options that we determine do not comply with the terms and conditions of this Offer, are not in proper form or are unlawful to accept. Otherwise, we intend to accept all Eligible Options that are properly tendered and not validly withdrawn. Subject to our rights to extend, terminate or amend this Offer, we currently expect that we will accept for amendment all properly tendered and not validly withdrawn Eligible Options upon the expiration of this Offer, and we will amend those options on the Amendment Date. See page 10 for a discussion of accepting Eligible Options for amendment.
Do I have to tender all of my Eligible Options or may I tender one or more selected Eligible Options?
     If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the remaining Eligible Options. If you decide to tender a particular Eligible Option, you must tender that entire Eligible Option to increase the exercise price to the Adjusted Exercise Price for all shares subject to that Eligible Option. We will not accept partial tenders of any Eligible Options. See page 7 for a discussion of the procedures for tendering Eligible Options.

Will the terms and conditions of my Amended Options be the same as those currently in effect for my Eligible Options?
     Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option. Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option. See pages 13 and 16 for a discussion of the terms and conditions of Amended Options.
When will my Eligible Options be amended?
     The exercise price for each Eligible Option properly tendered and accepted and not validly withdrawn pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on the Amendment Date, which is expected to be December 19, 2007, or if this Offer is extended, the first business day following the extended Expiration Date of this Offer.
     As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our obligation to pay you the Cash Payment calculated for each Amended Option if you remain employed by us on the date each portion of your Amended Option vests. See page 3 for a discussion of the amendment of Eligible Options.
When will I receive my Cash Payment?
     The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date. The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by Exide. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
     We may, at our discretion, accelerate the payment to any recipient of all or any portion of the Cash Payment, but in no case will such payment be made prior to January 1, 2008. We do not undertake, and will not be obligated, to treat all recipients of Cash Payments in the same manner with respect to any discretionary acceleration of the payment of any portion of any Cash Payment. See page 3 for a discussion of the Cash Payment.
May I withdraw my tender of Eligible Options?
     You may withdraw your tendered Eligible Options at any time before the Expiration Date of this Offer. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of this Offer. To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com

     Delivery of the withdrawal form and other required documents by any other means is not permitted. To obtain a copy of a withdrawal form, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We must receive your properly completed and signed withdrawal form and other required documents before 11:59 p.m., Eastern Time, on December 18, 2007. If we extend this Offer beyond that time, we must receive your properly completed and signed withdrawal form and other required documents before the extended Expiration Date of this Offer. You may not withdraw only a portion of a tendered Eligible Option. If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option. See page 9 for a discussion of withdrawal rights.
     You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to this Offer. However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date. If Exide extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of this Offer. You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described in Section 4 below. The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal. You will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form received by us prior to the Expiration Date. See page 9 for a discussion of withdrawal rights.
When may I exercise my Amended Options?
     You may exercise your Amended Options once vested at any time following the Amendment Date and prior to the Amended Option’s termination. However, an Amended Option may not be exercised for more than the vested number of shares for which it is at the time exercisable. Any such exercise must comply with the terms of your original stock option award agreement and Amendment Agreement, our insider trading policies and any interim blackout periods during which cashless exercises and sales of our shares are generally prohibited. See page 13 for a discussion of the terms and conditions of Amended Options.
What if I exercise my Eligible Options after I accept this Offer but before they are amended?
     If you choose to exercise your Eligible Options after you accept this Offer but prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policy and any interim blackout periods during which cashless exercises and sales of our shares are generally prohibited, then any election you have made to accept this Offer as to the exercised Eligible Options will be null and void. Consequently, you may be subject to adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Amendment Date. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). See page 5 for a discussion of adverse tax consequences.
Will my Amended Options be incentive stock options or nonstatutory options?
     Because your Eligible Options were granted with exercise prices below the Fair Market Value per share on the respective dates on which those Eligible Options were granted, they are considered nonstatutory options under the U.S. federal income tax laws, and they will remain nonstatutory options after the amendment to the applicable Adjusted Exercise Prices. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the Adjusted Exercise Price paid for those shares, and Exide must collect the applicable withholding taxes with respect to such income. See page 21 for a discussion of material U.S. federal income tax consequences.
     If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different consequences in that jurisdiction of exercising your Amended Options.

What are the conditions of this Offer?
     This Offer is subject to a number of conditions, including the conditions described in Section 7 below. This Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. See page 10 for a discussion of the conditions of this Offer.
When does this Offer expire? Can this Offer be extended, and if so, how will I be notified if it is extended?
     This Offer will expire on December 18, 2007, at 11:59 p.m., Eastern Time, unless we extend this Offer.
     Although we do not currently intend to do so, we may, in our discretion, extend this Offer at any time. If this Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m., Eastern Time, on the business day immediately following the previously scheduled expiration of this Offer. See page 4 for a discussion of the expiration of this Offer and page 22 for a discussion of our rights to extend, delay, terminate or amend this Offer.
What does Exide’s board of directors think of this Offer?
     Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options for amendment, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the consequences of accepting or declining this Offer. See page 5 for a discussion of these adverse tax consequences.
What are some of the key dates to remember?
     This Offer will commence on November 16, 2007.
     This Offer will expire at 11:59 pm, Eastern Time, on December 18, 2007 (unless we extend this Offer).
     The Eligible Options will be amended on December 19, 2007 (unless we extend this Offer).
     The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
Who can I talk to if I have questions about this Offer?
     For additional information or assistance, you should contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THIS OFFER
     Participating in this Offer involves risks discussed in this Offer to Amend. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and our most recent Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 below. You should carefully consider these risks, and are encouraged to consult your personal tax, financial and legal advisors before deciding to participate in this Offer.
Tax-Related Risks
     Section 409A Tax Consequences. As described above and in Section 2 below, based on the current guidance and final regulations with respect to certain items of compensation under Section 409A, your Eligible Options may be subject to adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A before December 31, 2008 or, if earlier, the date on which those options are exercised. We believe that we have complied in good faith with the current guidance and final regulations under Section 409A in structuring this Offer in a manner that will provide you with the opportunity to avoid adverse tax consequences with respect to you Eligible Options under Section 409A. However, the Internal Revenue Service (“IRS”) may provide additional relief and guidance with respect to certain Eligible Options so that those options would not be subject to adverse tax consequences under Section 409A. There can be no assurance as to the effect of any future IRS guidance.
     State and Local Taxes. The discussion in Sections 2 and 15 below describes the material U.S. federal income tax consequences if you participate or do not participate in this Offer. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, penalties or interest under such provisions if you do not bring your Eligible Options into compliance with Section 409A.
     Tax-Related Risks for Multiple Jurisdictions. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdictions may apply to you as a result of your participation in this Offer. We recommend that you discuss with your personal tax, financial and legal advisors these consequences.
     We recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of participating in this Offer.
Procedural Risks
     You are responsible for making sure that your Letter of Transmittal or any withdrawal form is received by us prior to the Expiration Date. We intend to confirm the receipt of your Letter of Transmittal or any withdrawal form within two business days after we receive your Letter of Transmittal. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of delivery, facsimile confirmation or other transmittal confirmation in case we ask you for evidence of timely submission. If you do not have evidence of timely submission, we will not be obligated to change any determinations we may have made regarding your participation in this Offer.
THE OFFER
1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.
     Exide Technologies (“Exide,” the “Company,” “us” or “we”) is making the offer set forth in this Offer to Amend Eligible Options (this “Offer to Amend” and, together with the related Letter of Transmittal and Stock Option Amendment and Cash Payment Agreement (the “Amendment Agreement”), as each may be amended or supplemented from time to time, this “Offer”) to certain individuals holding eligible outstanding stock options to purchase our common stock previously granted to those individuals under the Exide Technologies 2004 Stock Incentive Plan (as amended and restated, the “Plan”) to amend those options. All currently outstanding options granted under the Plan were unvested as of December 31, 2004.
     As originally adopted, the Plan based the exercise price for the Eligible Options (as defined below) on a formula set forth in our outstanding warrant agreement, which provides for an exercise price per share that is equal to the 10-day trailing average closing price per share of our common stock prior to the date of grant of the Eligible Option. Such exercise prices of the Eligible Options are less than the closing sale price per share of our common stock on the respective dates of grant of the Eligible Options. As a result, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant. Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee (as defined below) exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options. Accordingly, Exide is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences. The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant.
     In the light of these potential adverse tax consequences, the Plan was amended in August 2007 to provide that if the exercise price per share for subsequent option grants, as calculated using the 10-day trailing average closing price per share of our common stock prior to the date of grant, is less than the closing price per share of our common stock on the date of grant, then the exercise price per share for such option grants will be equal to the greater of the closing price per share of our common stock on the date of grant or the 10-day trailing average closing price per share of our common stock prior to the date of grant.
Eligible Options
     An outstanding option to purchase shares of our common stock will be eligible for amendment pursuant to this Offer if it meets all of the following conditions:
•	the option was granted under the Plan;

•	the exercise price per share currently in effect for the option, which is based on the 10-day trailing average closing price per share of our common stock prior to the date of grant of the option, is less than the closing sale price per share of our common stock on the date of grant of the option (in such circumstances, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share on the date of grant);

•	the option is held by an individual who is, on the date of this Offer to Amend and the Expiration Date (as defined below) of this Offer, a current employee of Exide and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”); and

•	the option is outstanding on the Expiration Date (as defined below) of this Offer.
     An option that satisfies all of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer.
     The following chart provides information concerning the dates of grant for each Eligible Option subject to this Offer and the exercise price per share currently in effect for those Eligible Options. Your personalized Letter of Transmittal that we will send you promptly following the commencement of this Offer will set forth with respect to each Eligible Option you hold the current exercise price in effect for each Eligible Option, the number of shares underlying each Eligible Option, the date of grant of each Eligible Option and the Fair Market Value (as defined below) per share of our common stock on the date of grant of each Eligible Option. All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.

	Current Exercise Price	Fair Market Value	Number of Options
Date of Grant	Per Share	on Date of Grant	Granted
September 1, 2005	$4.45	$4.71	8,315
September 15, 2005	4.87	5.06	7,500
September 21, 2006	3.64	3.66	283,100
November 27, 2006	4.35	4.69	12,400
February 5, 2007	5.91	7.25	2,921
March 22, 2007	7.559	8.84	174,333
July 1, 2007	9.089	9.31	5,702

			494,271
Eligible Optionees
     Individuals to whom Eligible Options have been granted by us will be Eligible Optionees for purposes of this Offer if they are, on the date of this Offer to Amend and the Expiration Date of this Offer, a current employee of Exide and subject to income taxation in the United States with respect to those Eligible Options. Exide’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer they will be given an opportunity to amend the exercise price of their options on terms no more favorable than those made available to all other Eligible Optionees in this Offer.
Amendment of Eligible Options and Cash Payment
     Subject to the terms and conditions of this Offer, we will amend each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4 below, and not validly withdrawn in accordance with Section 5 below, before the Expiration Date. If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to this Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of this Offer, which we expect to be December 19, 2007 (the “Amendment Date”). The Eligible Option as so amended with the Adjusted Exercise Price will be designated an “Amended Option.” The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on that date on The NASDAQ Global Market.
     Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option. Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.
     Each Eligible Optionee whose Eligible Options are amended to increase the exercise price pursuant to this Offer will become entitled to receive from us a special cash payment (the “Cash Payment”) with respect to those Eligible Options. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price. The Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Eligible Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date. The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by Exide. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.

We have structured the payment of the Cash Payment with the continued employment requirement to serve our compensatory objective of retaining and motivating our employees.
     Example. Assume that you were granted an option to purchase 2,500 shares of our common stock with a date of grant of June 6, 2005 and an exercise price per share of $4.88. That option has not been exercised. Further assume that the Fair Market Value per share of our common stock was $5.09 per share on the date of grant for that option. That option constitutes an Eligible Option for purposes of this Offer.
     If you accept this Offer to amend that Eligible Option, then that Eligible Option will be amended to increase the exercise price to $5.09 per share for the 2,500 shares subject to that option. No other change will be made to that option. In addition, you will receive a Cash Payment, prior to applicable withholding taxes, in the amount of $525.00 determined by multiplying (1) $0.21 (the amount by which the $5.09 Adjusted Exercise Price for that option exceeds the $4.88 per share exercise price previously in effect for that option) by (2) the 2,500 shares issuable upon exercise of the option at the $5.09 per share Adjusted Exercise Price.
     Your Cash Payment will be paid (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007, subject to all applicable withholding taxes, if you remain employed by us on the date each portion of your Amended Option vests.
Former Employees
     If you are not an employee of Exide on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Payment with respect to those Eligible Options pursuant to this Offer. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
Expiration Date
     The term “Expiration Date” means 11:59 p.m., Eastern Time, on December 18, 2007, unless we decide to extend the period of time during which this Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which this Offer, as so extended, expires. See Section 16 below for a discussion of our rights to extend, delay, terminate or amend this Offer, and Section 7 below for a discussion of the conditions to this Offer.
Additional Considerations
     In deciding whether to accept this Offer to amend your Eligible Options pursuant to this Offer, you should know that Exide continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers and directors. Our employees, including our executive officers and directors, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:
•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

•	the suspension of our obligation to file reports with the SEC pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
2.	PURPOSE OF THIS OFFER.
     As originally adopted, the Plan based the exercise price for the Eligible Options on a formula set forth in our outstanding warrant agreement, which provides for an exercise price per share that is equal to the 10-day trailing average closing price per share of our common stock prior to the date of grant of the Eligible Option. Such exercise prices of the Eligible Options are less than the closing sale price per share of our common stock on the respective dates of grant of the Eligible Options. As a result, there is a risk to the holder that, for tax purposes, the exercise price per share may be considered to be less than the fair market value per share of our common stock on the date of grant. Unless remedial action is taken to adjust the exercise price of an Eligible Option before the earlier of (1) December 31, 2008 or (2) the date on which an Eligible Optionee exercises an Eligible Option, that Eligible Option may be subject to these adverse tax consequences under Section 409A. Eligible Optionees may be able to avoid such adverse tax consequences only if certain changes are made to the Eligible Options. Accordingly, Exide is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend those Eligible Options to the extent necessary to avoid such adverse tax consequences. The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004 or that were granted with an exercise price at or above the fair market value per share of our common stock on the date of grant.
Taxation in Year of Vesting
     To the extent that a Section 409A-covered option vested as to one or more shares during the 2005 calendar year, the optionee would normally recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the aggregate exercise price payable for those shares. To the extent the options vested as to one or more shares during the 2006 calendar year and future years, the optionee would recognize taxable income for each year. For the 2006 and 2007 calendar years, this taxable income is equal to the fair market value of shares vesting in such year on December 31 of such year less the aggregate exercise price payable for the shares, and we would have to collect the applicable withholding taxes on that income. For options that vest after the 2007 calendar year, it is likely, but not certain, that similar rules would apply. Taxation would occur in this manner even though the options remain unexercised.
Tax Penalties
     In addition to normal income taxes payable on the spread in effect under each of an optionee’s options on the applicable tax measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.

     Note: Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).
Continued Taxation
     It is likely, but not certain, that the optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in the 2005 calendar year and remained unexercised at the end of the 2006 or 2007 calendar years, the additional income subject to such taxation would be based on the amount by which the fair market value per share of our common stock on a subsequent tax measurement date exceeds the fair market value on a prior tax measurement date.
     Note: The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period that Section 409A-covered options remain outstanding after the 2007 calendar year. However, it is reasonable to expect that the increase in the value of our common stock in subsequent years could be subject to additional taxes in those years. Therefore, even if an option was not “in the money” in the 2005, 2006 or 2007 calendar years, the option could subject the optionee to additional taxes under Section 409A in future years, unless the option is brought into compliance with Section 409A.
Interest Penalties
     The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in the 2005 and 2006 calendar years. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the tax attributable to the Section 409A income for the 2007 calendar year.
     If you elect not to amend your Eligible Options pursuant to this Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A (and similar state tax laws). If you exercise an Eligible Option in the 2007 calendar year without first bringing that option into compliance with Section 409A, then it is possible that the 20% penalty tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) that existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable Treasury Department guidance to date is not entirely clear on this point.
     Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you exercised the portion of your stock options that vested in the 2005 calendar year before the end of that year, you would have avoided any 20% penalty tax (and likely California 20% penalty tax, if applicable) under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to that portion of your options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options (the “409A Portion”) into compliance with the requirements of Section 409A. Exide is now offering you the opportunity to bring the 409A Portion of your Eligible Options into compliance with Section 409A as follows:
     The 409A Portion of each of your Eligible Options would be amended to increase the exercise price to the Adjusted Exercise Price determined for that portion. Such an amendment to the exercise price would bring the 409A Portion of each option into compliance with Section 409A, and you could exercise that 409A-compliant portion as you choose, subject only to the existing exercise provisions and option term in effect for each such option.
     Accordingly, pursuant to this Offer, you may tender each of your Eligible Options to Exide for amendment. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to adverse tax.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to you as a result of your participation in this Offer. We recommend that you discuss with your personal tax advisor these tax consequences.

     Neither we nor our board of directors will make any recommendation as to whether you should tender your Eligible Options for amendment, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and similar state tax laws). You are urged to evaluate carefully all of the information in this Offer, and we recommend that you consult with your personal tax, financial and legal advisors to determine the tax and other consequences of accepting or declining this Offer.
3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED.
     If you choose not to accept this Offer to amend your Eligible Options, those options will continue to remain outstanding in accordance with their existing terms, including the below-market exercise price component that violates Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, then you may be subject to the adverse tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.
Proper Tender of Options
     If you are an Eligible Optionee, then we will send you promptly following the commencement of this Offer a personalized Letter of Transmittal that contains the following information with respect to each Eligible Option you hold:
•	the current exercise price per share in effect for each Eligible Option;

•	the number of shares underlying each Eligible Option;

•	the date of grant of each Eligible Option; and

•	the Fair Market Value per share of our common stock on the date of grant of each Eligible Option.
     All of the options set forth in your personalized Letter of Transmittal will be Eligible Options. To tender one or more of your Eligible Options for amendment pursuant to this Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents to us by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.
     If you have any questions regarding your personalized Letter of Transmittal, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Eastern Time, on December 18, 2007. If we extend this Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of this Offer.

     We will not accept delivery of any Letter of Transmittal after the Expiration Date. If we do not receive a properly completed and signed Letter of Transmittal from you prior to the Expiration Date, we will not accept your Eligible Options for amendment. Those Eligible Options will not be amended pursuant to this Offer, and no Cash Payment will be paid with respect to those Eligible Options.
     The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee. We recommend that you keep a copy of your Letter of Transmittal. In all cases, you should allow sufficient time to ensure timely delivery.
     Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence satisfactory to Exide of the authority of that person to act in that capacity must be indicated on the Letter of Transmittal.
     You may not tender only a portion of an Eligible Option, and we will not accept such a partial tender. Accordingly, if you decide to tender a particular Eligible Option, you must tender that entire Eligible Option to increase the exercise price to the Adjusted Exercise Price for all shares subject to that Eligible Option. If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the remaining Eligible Options.
     If your Letter of Transmittal includes only a portion of an outstanding Eligible Option, then we will not accept the tendered Eligible Option or portion for amendment, but we do intend to accept for amendment each properly tendered and not validly withdrawn Eligible Option set forth in the Letter of Transmittal.
     If you choose to exercise your Eligible Options after you accept this Offer but prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policy and any interim blackout periods during which cashless exercises and sales of our shares are generally prohibited, then any election you have made to accept this Offer as to the exercised Eligible Options will be null and void. Consequently, you may be subject to adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Amendment Date. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
Determination of Validity; Rejection of Tenders; Waiver of Defects; No Obligation to Give Notice of Defects.
     We will determine, in our sole discretion, all questions as to the form of documents and the validity, form and eligibility (including time of receipt) of tenders of Eligible Options pursuant to this Offer. We will also decide, in our sole discretion, all questions as to (1) the Adjusted Exercise Price to be in effect under each Amended Option, (2) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price and (3) the amount of the Cash Payment payable with respect to each Amended Option. We reserve the right to reject any or all tenders of Eligible Options that we determine do not comply with the terms and conditions of this Offer, are not in proper form or are unlawful to accept. Otherwise, we intend to accept and amend all Eligible Options that are properly tendered and not validly withdrawn. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any tender of Eligible Options with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Letter of Transmittal submitted to us, nor will anyone incur any liability for failure to give any such notice.
Our Acceptance Constitutes an Agreement
     Your tender of an Eligible Option for amendment pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Subject to our rights to extend, delay, terminate or amend this Offer, we currently expect that we will, promptly upon the expiration of this Offer, accept for amendment all properly and timely submitted acceptances of this Offer to amend Eligible Options that have not been validly withdrawn, and on the Amendment Date we will increase the exercise price per share of those options to the Adjusted Exercise Price determined for each option.
     Our acceptance of your tender of an Eligible Option for amendment pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer. Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our obligation to pay you the Cash Payment calculated for each Amended Option if you remain employed by us on the date each portion of your Amended Options vests.
5.	WITHDRAWAL RIGHTS.
     You may withdraw your tendered Eligible Options at any time before the Expiration Date of this Offer. If we extend this Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of this Offer. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Eastern Time, on January 15, 2008 (the 40th business day after the commencement date of this Offer), you may withdraw your tendered Eligible Options at any time prior to our acceptance of such Eligible Options for amendment.
     To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(678) 566-9229

By Hand Delivery, Regular Mail or Overnight Courier:	Exide Technologies 13000 Deerfield Parkway Building 200 Alpharetta, Georgia 30004 Attn: Brad Kalter

By E-mail:	brad.kalter@exide.com
     Delivery of the withdrawal form and other required documents by any other means is not permitted. To obtain a copy of a withdrawal form, please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com.
     We must receive your properly completed and signed withdrawal form and other required documents before 11:59 p.m., Eastern Time, on December 18, 2007. If we extend this Offer beyond that time, we must receive your properly completed and signed withdrawal form and other required documents before the extended Expiration Date of this Offer.
     You may not withdraw only a portion of a tendered Eligible Option. If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option.
     You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to this Offer. However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date. If Exide extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of this Offer. You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described in Section 4 above. The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal.

You will be bound by the last properly submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date.
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any withdrawal form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms. Our determination as to these matters will be final and binding on all parties.
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT AND COMMITMENT TO MAKE CASH PAYMENT.
     Subject to the terms and conditions of this Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options that have been properly tendered and not validly withdrawn before the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the Amendment Date, which we expect to be December 19, 2007. If we extend the Expiration Date, then the accepted Eligible Option will be amended on the first business day following the extended Expiration Date.
     We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment. Such notice may be by e-mail, press release or other means. In addition, as soon as administratively practicable after the Amendment Date, we will deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to this Offer. The Amendment Agreement will indicate the Adjusted Exercise Prices in effect for your Amended Options. In addition, the Amendment Agreement will indicate our obligation to pay such Eligible Optionee the applicable Cash Payment (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007 and the amount of the Cash Payment for each of his or her Amended Options if the Eligible Optionee remains employed by us on the date each portion of such Amended Options vests.
     If you are not an employee of Exide on the Expiration Date of this Offer, then you will not be eligible to participate in this Offer, none of your tendered Eligible Options will be amended and you will not be entitled to any Cash Payment with respect to those Eligible Options. The tendered Eligible Options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse tax consequences as described below. We recommend that you discuss with your personal tax advisor the tax consequences to you arising under Section 409A as a result of your ownership of Eligible Options. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).
7.	CONDITIONS OF THIS OFFER.
     We will not accept any tendered Eligible Options for amendment, and we may terminate or amend this Offer or postpone our acceptance and amendment, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after November 16, 2007, and prior to the Expiration Date, any of the following events has occurred or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to these events (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with this Offer or with our acceptance of any acceptances of this Offer to amend Eligible Options:
(1)	there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the amendment of the existing exercise price in effect for some or all of the Eligible Options for which acceptances of this Offer have been submitted, the payment of the Cash Payment or otherwise relates in any manner to this Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of this Offer to us;

(2)	there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would:
•	make the amendment of the exercise price of Eligible Options that have been tendered or payment of the Cash Payments illegal or otherwise restrict or prohibit consummation of this Offer or otherwise relates in any manner to this Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment some or all of the Eligible Options;

•	materially impair the benefits that we hope to convey as a result of this Offer, which we believe would occur as a result of further changes to Section 409A, the regulations thereunder or other tax laws that would affect this Offer or the Eligible Options; or

•	materially and adversely affect our business, financial condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
(3)	there shall have occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any general suspension of our ability to issue equity under the Plan or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the Plan;

•	any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with this Offer;

•	in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, The NASDAQ Stock Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on November 16, 2007;
(4)	there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with this Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting principles in effect at the time we commence this Offer;

(5)	a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before November 16, 2007; or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;
(6)	any change or changes have occurred in our business, financial condition, assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with this Offer; or

(7)	any rules, regulations or actions by any governmental authority, The NASDAQ Global Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to us that makes it inadvisable for us to proceed with this Offer.
     The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any waiver of a material condition of this Offer would require that at least five business days remain in this Offer following the date we announce the waiver. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
     There is no established trading market for the Eligible Options or any other options granted under the Plan.
     Our common stock is quoted on The NASDAQ Global Market under the symbol “XIDE.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on The NASDAQ Global Market.

	Price Range
	High	Low
Fiscal 2006
First Quarter	$13.51	$4.20
Second Quarter	$5.99	$4.18
Third Quarter	$5.18	$3.37
Fourth Quarter	$4.34	$2.35

Fiscal 2007
First Quarter	$5.07	$2.71
Second Quarter	$4.81	$3.42
Third Quarter	$4.84	$3.57
Fourth Quarter	$9.29	$4.36

Fiscal 2008
First Quarter	$9.79	$7.06
Second Quarter	$10.05	$6.15
Third Quarter (through November 15, 2007)	$8.49	$6.35

     On November 15, 2007, the last closing sale price reported on The NASDAQ Global Market for our common stock was $6.62 per share.
     The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS.
Consideration
     If we accept your tender of Eligible Options for amendment, those options will be amended to increase the exercise price to the Adjusted Exercise Price determined for each such Eligible Option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the Amendment Date. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.
     If you accept this Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the Cash Payment. The Cash Payment will be paid from our general funds (1) on the first regular payroll date after January 1, 2008 with respect to any portion of an Amended Option that has vested as of December 31, 2007 and (2) on the last business day of the quarter in which any portion of an Amended Option has vested with respect to that portion of an Amended Option that vests following December 31, 2007. You must remain employed by us on the date each portion of your Amended Option vests to receive the Cash Payment payable with respect to that portion of your Amended Option.
     If all Eligible Optionees accept this Offer to amend all Eligible Options pursuant to this Offer, then the resulting Amended Options will cover approximately 494,271 shares of our common stock, which represents approximately 0.6% of the total number of shares of our common stock outstanding as of October 31, 2007, and the Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of approximately $241,959.
Terms and Conditions of Amended Options
     Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option. Accordingly, each Amended Option will continue to remain outstanding under the Plan, will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions in effect for that Eligible Option.
     You may exercise your Amended Options once vested at any time following the Amendment Date and prior to the Amended Option’s termination. However, an Amended Option may not be exercised for more than the vested number of shares for which it is at the time exercisable. Any such exercise must comply with the terms of your original stock option award agreement and Amendment Agreement, our insider trading policies and any interim blackout periods during which cashless exercises and sales of our shares are generally prohibited.
     The amendment of tendered Eligible Options will not create any contractual or other right of the accepting Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause.

Exide Technologies 2004 Stock Incentive Plan
     The following is a description of the principal features of the Plan under which the Eligible Options are, and Amended Options will be, outstanding. The description of the Plan is subject to, and qualified in its entirety by reference to, all the provisions of the Plan and the form of stock option award agreement in effect for the Eligible Options. The Plan, as amended and restated, has been filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed with the SEC on November 8, 2007. The form of employee stock option award agreement under the Plan has been filed as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on October 20, 2004. The form of the Amendment Agreement to be used to evidence the adjustment to the exercise price of each Eligible Option amended pursuant to this Offer has been filed as an exhibit to the Tender Offer Statement on Schedule TO related to this Offer, filed with the SEC on November 16, 2007. Please contact Brad Kalter, Deputy General Counsel and Corporate Secretary, at (678) 566-9048 or brad.kalter@exide.com to receive a copy of the Plan, the form of stock option award agreement or the form of the Amendment Agreement. We will promptly furnish you copies of those documents at our expense.
     Administration
     A committee of at least two members of our board of directors appointed by our board of directors has the authority to administer and grant stock options under the Plan (the “Committee”).
     Shares Reserved for Issuance
     As of October 31, 2007, options to purchase 3,068,784 shares of common stock were outstanding under the Plan. The shares of common stock issuable under the Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we reacquire, including shares purchased on the open market, or a combination thereof.
     Eligibility
     Officers, directors, employees and consultants in our service or in the service of our affiliates are eligible to receive option grants under the Plan.
     Option Terms
     Each granted option has an option term and exercise price per share determined by the Committee, but that price may not be less than 100% of the fair market value of the option shares on the date of grant. If the fair market value, as calculated using the 10-day trailing average closing price per share of our common stock prior to the date of grant, is less than the closing price per share of our common stock on the date of grant, then the fair market value will be equal to the closing price per share of our common stock on the date of grant. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the date of grant. No option may have a term in excess of 10 years. If an optionee’s service to Exide is terminated, the optionee may have a limited period of time in which to exercise his or her outstanding options to the extent those options are vested at the time of termination as provided in the optionee’s award agreement.
     Change of Control
     In the event Exide should undergo a change in control, the Committee may (1) arrange for or otherwise provide that each outstanding option will be assumed or a substantially similar award be substituted by a successor corporation; (2) accelerate the vesting of the options so that the options will vest and become exercisable with respect to the shares that otherwise would have been unvested and provide that repurchase rights of Exide with respect to the shares issued upon exercise of the option will lapse as to shares subject to these repurchase rights; (3) arrange or otherwise provide for the payment of cash or other consideration to holders in exchange for the satisfaction and cancellation of outstanding options; or (4) make other modifications, adjustments or amendments to outstanding options or the Plan as the Committee deems necessary or appropriate. In the event the service to Exide of a holder of an option assumed or substituted by the successor corporation is involuntary terminated in connection with or within 12 months following consummation of the change in control, then any assumed or substituted option held by that holder at the time his or her service terminates will accelerate and become fully vested and exercisable, and any repurchase right applicable to any shares underlying the option will lapse in full.

     For purposes of the Plan, a “change in control” is defined as follows:
(1)	any person is or becomes the beneficial owner, directly or indirectly, of securities of Exide representing 50% or more of the combined voting power of Exide’s then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in paragraph (3)(b) below;

(2)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date of the Plan, constitute the board of directors and any new director (other than directors whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Exide) whose appointment or election by the board of directors or nomination for election by Exide’s shareholders was approved or recommended by the affirmative vote of a majority of the directors then still in office who either were directors on September 8, 2004, the effective date of the Plan, or whose appointment, election or nomination for election was previously so approved or recommended;

(3)	there is consummated a merger or consolidation of Exide or any direct or indirect Exide subsidiary of with any other corporation, other than a merger or consolidation in which (a) Exide’s shareholders receive or retain voting common stock in Exide or the surviving or resulting corporation in such transaction on the same pro rata basis as their relative percentage ownership of our common stock immediately preceding such transaction and a majority of the entire board of directors of Exide is or continue to be directors following such transaction, or (b) Exide’s shareholders receive voting common stock in the corporation that becomes the public parent of Exide or its successor in such transaction on the same pro rata basis as their relative percentage ownership of our common stock immediately preceding such transaction and a majority of the entire board of directors of such parent corporation are directors immediately following such transaction;

(4)	the sale of any one or more Exide subsidiaries, businesses or assets not in the ordinary course of business and pursuant to a shareholder approved plan for the complete liquidation or dissolution of Exide; or

(5)	there is consummated any sale of assets, businesses or subsidiaries of Exide which, at the time of the consummation of the sale, (a) together represent 50% or more of the total book value of Exide’s assets on a consolidated basis or (b) generated 50% or more of Exide’s pre-tax income on a consolidated basis in either of the two fully completed fiscal years of Exide immediately preceding the year in which the change in control occurs; provided, however, that, in either case, any such sale shall not constitute a change in control if such sale constitutes a Rule 13e-3 transaction and at least 60% of the combined voting power of the voting securities of the purchasing entity are owned by shareholders of Exide in substantially the same proportions as their ownership of Exide immediately prior to such sale.
     Notwithstanding the foregoing, a “change in control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of our common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Exide immediately following such transaction or series of transactions.
     Shareholder Rights and Option Transferability
     No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of descent and distribution following the optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

     Changes in Capitalization
     In the event of an increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification or any other similar event resulting in an increase or decrease in the number of issued shares of common stock effected without our receipt of consideration, appropriate adjustments will be made to (1) the number of shares covered by each outstanding option, (2) the maximum number of shares that may be granted to any individual under the Plan and (3) the number of shares that have been authorized for issuance under the Plan. The Committee will make such adjustments if it determines that such adjustments are necessary to prevent dilution or enlargement of benefits intended to be made available under the Plan. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding options under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection with such circumstances the surrender of all options so replaced. In any case, such substitution of securities will not require the consent of any person who is granted options pursuant to the Plan. All such adjustments will be made in such manner as the Committee deems appropriate, and such adjustments will be final, binding and conclusive.
     Amendment and Termination
     Our board of directors may amend or modify any outstanding options under the Plan, but any amendment or modification that would adversely affect the rights of the option holder will require the consent of that person. The Plan will terminate on September 7, 2014, unless the Plan is terminated before that date.
     Taxation of Nonstatutory Stock Options
     Under the Code, an optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option under the Plan. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.
     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.
     If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one jurisdiction may apply to you as a result of your receipt, vesting or exercise of an Exide option grant. We recommend that you discuss with your personal tax advisor these tax consequences.
     Accounting Treatment
     In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment (“FAS 123R”), effective with our 2007 fiscal year, the stock options that we grant to our employees under the Plan must be valued, under an appropriate valuation formula, at their fair value as of the date of grant, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding under the Plan on the April 1, 2006 effective date of FAS 123R, with the date of grant fair value for the unvested portion to be expensed against our earnings over the remaining vesting period.
     See Section 13 below for a discussion of the accounting consequences of this Offer.
10. AMENDED OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.
     Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions currently in effect for that Eligible Option. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that Eligible Option.

11. INFORMATION CONCERNING EXIDE.
Our Business
     We are a global leader in stored electrical energy solutions and one of the world’s largest manufacturers of lead acid batteries used in transportation, motive power, network power and military applications. The market for transportation batteries is divided between sales to original-equipment customers and aftermarket automotive manufacturers. Our industrial energy segments supply both motive power and network power applications. Our many brands include Exide®, Absolyte®, Centra™, Classic®, DETA®, Fulmen®, GNB™, Liberator™, Marathon®, Sonnenschein® and Tudor®.
     We are a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Our principal executive offices are located at 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004. Our phone number at that location is (678) 566-9000. More comprehensive information about us and our products is available through our Internet website at http://www.exide.com. Except for the documents incorporated by reference in this Offer to Amend, the information and other content contained on our website, or other sites linked to it, are not incorporated by reference into this Offer to Amend and you should not consider any of that information or content to be part of this Offer to Amend.
Financial Information
     The following table sets forth selected consolidated financial data for Exide. The selected historical statement of operations data for the fiscal years ended March 31, 2007 and 2006 and the interim six-month periods ended September 30, 2007 and 2006 and the summary historical balance sheet data as of March 31, 2007 and 2006 and September 30, 2007 and 2006 have been derived from the consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 that have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, and the consolidated financial statements included in “Item 1. Financial Statements” of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, in each case, which financial statements are incorporated by reference herein.
     The information presented below should be read together with the complete financial statements and notes related thereto as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007.

	Six Months Ended		Fiscal Year Ended
	September 30,		March 31,
	2007	2006	2007	2006
	(unaudited)
	(In thousands, except per share data)
Statement of Operations Data
Net sales	$1,624,329	$1,363,489	$2,939,785	$2,819,876
Gross profit	249,016	215,080	472,776	406,831
Selling, marketing and advertising expenses	136,633	134,450	270,413	271,059
General and administrative expenses	83,266	82,387	173,128	190,993
Restructuring	4,682	15,923	24,483	21,714
Other (income) expense, net	(14,061)	2,712	9,636	3,684
Interest expense, net	42,623	44,928	90,020	69,464
Loss before reorganization items, income taxes and minority interest	(25,469)	(65,320)	(94,904)	(150,083)
Reorganization items, net	1,211	2,570	4,310	6,158
Minority interest	918	243	882	529
Income taxes	22,913	4,872	5,783	15,962
Net loss	(50,511)	(73,005)	(105,879)	(172,732)
Basic and diluted net loss per share (1)	(0.82)	(2.60)	(2.37)	(6.72)
Ratio of earnings to fixed income (2)	—	—	—	—
Other Financial Data
Cash provided by (used in):
Operating activities	$(87,276)	$(13,514)	$1,177	$(44,348)
Investing activities	(20,328)	(13,104)	(47,447)	(32,817)
Financing activities	120,482	87,405	87,586	34,646
Capital expenditures	23,986	15,602	51,932	58,133

	As of
	September 30,	As of March 31,
	2007	2007	2006
	(unaudited)
	(In thousands, except per share data)
Balance Sheet Data
Working capital (3)	$672,437	$486,866	$431,570
Property, plant and equipment, net	648,702	649,015	685,842
Total assets	2,387,533	2,120,224	2,082,909
Total debt	801,194	684,454	701,004
Total stockholders’ equity	394,696	330,523	224,739

(1)	Loss per share for the fiscal year ended March 31, 2006 has been restated to give effect to the stock dividend for the $75 million rights offering and $50 million private sale of equity, both of which were consummated in September 2006. Loss per share for the six months ended September 30, 2006 and the fiscal years ended March 31, 2007 and 2006 have also been restated to give effect to $91.7 million rights offering, which was consummated in October 2007.

(2)	For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and minority interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The ratio of earnings to fixed charges was less than 1.00x for all periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for such periods by the following amounts (dollars in thousands):

Deficiency of Earnings to Fixed Charges
Six Months Ended		Fiscal Year Ended
September 30,		March 31,
2007	2006	2007	2006
$27,817	$67,983	$99,521	$154,452

(3)	Working capital (deficit) is calculated as current assets less current liabilities.
     See Section 18 below for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.
12.	INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OTHER SECURITIES OF EXIDE; MATERIAL AGREEMENTS WITH EXECUTIVE OFFICERS AND DIRECTORS.
Executive Officers and Directors
     A list of our current executive officers and directors is attached as Schedule I to this Offer to Amend. As of October 31, 2007, our executive officers and directors as a group beneficially owned outstanding options under the Plan to purchase a total of 776,356 shares of our common stock, 643,983 shares of restricted stock issued under the Plan and restricted stock units issued under the Plan covering an additional 362,115 shares of our common stock, which represent in the aggregate approximately 58.0% of the aggregate number of shares of our common stock subject to all options, restricted stock and restricted stock units outstanding under the Plan as of that date.
     Schedule II attached to this Offer to Amend sets forth a table indicating the beneficial ownership of our common stock by our executive officers and directors as of October 31, 2007.
     During the 60-day period ended October 31, 2007:
(1)	we have granted options to purchase 24,157 shares of our common stock, of which options to purchase 0 shares were granted to our directors or executive officers;

(2)	individuals exercised options to acquire 9,222 shares of our common stock with an exercise price per share of $3.64 and $4.46, of which 0 shares were acquired by our directors or executive officers;

(3)	we have cancelled options to purchase 13,522 shares of our common stock, of which options to purchase 0 shares were held by our directors or executive officers;

(4)	143,977 shares of restricted stock vested, of which 101,157 shares of restricted stock were held by our directors or executive officers;

(5)	we have granted 14,734 restricted stock units, of which 0 restricted stock units were granted to our directors or executive officers;

(6)	our executive officers and directors surrendered an aggregate of 2,732 shares of our common stock;

(7)	our executive officers purchased 111,479 shares of our comment stock in connection with the exercise of rights granted pursuant to our rights offering that was announced on August 28, 2007;

(8)	our chief financial officer purchased 33,306 shares of our common stock on the open market; and

(9)	our executive officers and directors sold an aggregate of 0 shares of our comment stock.

     The following executive officers and directors were parties to the foregoing transactions involving our common stock conducted during the 60-day period ended October 31, 2007:
John P. Reilly
Gordon A. Ulsh
Francis M. Corby Jr.
Edward J. O’Leary
Barbara A. Hatcher
George S. Jones, Jr.
Mitchell S. Bregman
Joel Campbell
Bruce A. Cole
Rodolphe Reverchon
Phillip A. Damaska
Herbert F. Aspbury
Michael R. D’Appolonia
David S. Ferguson
Paul W. Jennings
Michael P. Ressner
Caroll R. Wetzel
     Except as otherwise described above and other than stock option grants, restricted stock, restricted stock unit awards and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended October 31, 2007 by Exide or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Exide.
     Exide’s executive officers and directors will not participate in this Offer, although it is expected that following this Offer they will be given an opportunity to amend the exercise price of their options on terms no more favorable than those made available to all other Eligible Optionees.
Standby Purchase Agreement
     In connection with the rights offering announced on August 28, 2007, we entered into a standby purchase agreement with Tontine Capital Partners, L.P. (“Tontine”) and Legg Mason Investments Trust, Inc. (“Legg Mason” and, together with Tontine, the “Standby Purchasers”). Subject to certain conditions, the standby purchase agreement obligated us to sell, and required the Standby Purchasers to purchase from us, all of the shares purchasable with their basic subscription privileges. In addition, the standby purchase agreement obligated us to sell, and required the Standby Purchasers to purchase from us, any and all shares of our common stock issuable upon the deemed exercise by the Standby Purchasers immediately prior to the expiration of the rights offering of any subscription rights that were not exercised by other stockholders prior to the expiration of the rights offering. The price per full share paid by the Standby Purchasers for such common stock was $6.55 per share. Upon the consummation of the rights offering and the transactions contemplated by the standby purchase agreement, Tontine and Legg Mason acquired 5,886,363 and 2,911,306 additional shares of our common stock, respectively.
13. STATUS OF OPTIONS AMENDED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.
     The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of acceptance, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the Plan. All Eligible Options, whether or not amended pursuant to this Offer, will continue to remain outstanding under the Plan.
     Pursuant to the accounting standards in effect under SFAS 123R, we will not recognize a compensation expense for financial reporting purposes with respect to our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices. We will recognize compensation expense for financial reporting purposes over the period the Cash Payments become payable pursuant to the terms of this Offer.

14. LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the Cash Payments or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options or the payment of the Cash Payments as contemplated in this Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options tendered for amendment or the payment of the applicable Cash Payments pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or , if obtained, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7 above.
15. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
     The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments. Foreign, state and local tax consequences are not addressed.
Acceptance of Offer
     If you accept this Offer and tender your Eligible Options for amendment, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance of this Offer and tender of your Eligible Options.
     By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices, you should avoid the adverse tax consequences under Section 409A that may apply to your Eligible Options. Accordingly, you will not be subject to taxation under Section 409A on your vested Amended Options in the 2008 calendar year and as your Amended Options vest in one or more subsequent calendar years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Section 409A.
Amendment of Option
     The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.
Exercise of Amended Option
     Your Amended Option will be taxable as a nonstatutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such Amended Option, you will recognize immediate taxable income equal to the excess of (1) the fair market value of the purchased shares at the time of exercise over (2) the Adjusted Exercise Price paid for those shares, and Exide must collect the applicable federal, state and local income and employment withholding taxes with respect to such income.
Sale of Acquired Shares
     The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (1) exercise price paid for the shares plus (2) the taxable income recognized in connection with the exercise of your such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are sold more than one (1) year after the date the Amended Option is exercised for those shares.

Cash Payment
     You will be immediately taxed upon receipt of the Cash Payment. The Cash Payment will constitute wages for tax withholding purposes. Accordingly, Exide must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as applicable foreign taxes and payments required to be withheld with respect to the Cash Payment. You will receive only the portion of the Cash Payment remaining after those taxes have been withheld.
Foreign Taxation
     If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional tax consequences as a result of your receipt, vesting or exercise of an Exide option grant or your participation in this Offer. We recommend that you discuss with your personal tax, financial and legal advisors these consequences.
     We recommend that you consult with your personal tax, financial and legal advisors with respect to the foreign and U.S. federal, state and local tax and other consequences of participating in this Offer.
16. EXTENSION OF THIS OFFER; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 above has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open and thereby delay the acceptance and amendment of any Eligible Options by giving notice of such extension to the submitting Eligible Optionees and making a public announcement of such extension.
     We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which this Offer has been accepted upon the occurrence of any of the conditions specified in Section 7 above, by giving written or electronic notice of such termination or postponement to the accepting Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of this Offer.
     Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.
     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep this Offer open for at least ten business days after the date of such notification:
•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we decrease the number of Eligible Options eligible to be accepted for amendment in this Offer.

17. FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options for amendment pursuant to this Offer.
18. ADDITIONAL INFORMATION.
     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to this Offer. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to accept this Offer to amend your Eligible Options:
•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the SEC on June 11, 2007, and the portions of the Proxy Statement dated July 16, 2007 that are incorporated by reference into the Form 10-K for the fiscal year ended March 31, 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007, filed with the SEC on August 7, 2007 and November 8, 2007, respectively;

•	our Registration Statement on Form S-8 (File No. 333-138766), filed with the SEC on November 16, 2006;

•	our Registration Statement on Form S-8 (File No. 333-128897), filed with the SEC on October 7, 2005;

•	our Current Reports on Form 8-K filed with the SEC on April 24, 2007, May 15, 2007, June 12, 2007 (other than Item 2.02 thereof), August 24, 2007, August 28, 2007 and August 31, 2007; and

•	the description of our common stock set forth in a registration statement on Form 8-A (File No. 000-50745), filed pursuant to Section 12(b) of the Securities Exchange Act of 1934 on May 6, 2004, including any amendment or report updating such description.
     The SEC file number for our annual, quarterly and current reports referred to above is 001-11263. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at http://www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549
     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.
     We will also provide without charge to each person to whom a copy of this Offer to Amend is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, Georgia 30004
Attn: Brad Kalter, Deputy General Counsel and Corporate Secretary
Phone: (678) 566-9048
E-mail: brad.kalter@exide.com

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.
     The information relating to Exide in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.
19. FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.
     Some of the statements made and information contained in this Offer to Amend and the SEC reports referred to above, excluding historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. However, the safe harbors of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with this Offer. These statements may be found throughout this Offer to Amend and the SEC reports referred to above. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently and describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position and our business outlook or state other “forward-looking” information based on currently available information. The factors listed above under the heading “Certain Risks Related to Participating in this Offer” and in other sections of this Offer to Amend and the SEC reports referred to above provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These statements include, among other things, the following:
•	projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items;

•	statements regarding our plans and objectives, including the introduction of new products or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities;

•	statements of future economic performance; and

•	statements of assumptions, such as the prevailing weather conditions in our market areas, underlying other statements and statements about our business.
     Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the following general factors:
•	our ability to implement and fund based on current liquidity business strategies and restructuring plans;

•	unseasonable weather (warm winters and cool summers), which adversely affects demand for automotive and some industrial batteries;

•	our substantial debt and debt service requirements, which may restrict our operational and financial flexibility, as well as imposing significant interest and financing costs;

•	the litigation proceedings to which we are subject, the results of which could have a material adverse effect on us and our business;

•	the realization of the tax benefits of our net operating loss carry forwards, which is dependent upon future taxable income;

•	the fact that lead, a major constituent in most of our products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims;

•	competitiveness of the battery markets in the Americas and Europe;

•	the substantial management time and financial and other resources needed for our consolidation and rationalization of acquired entities;

•	risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	our exposure to fluctuations in interest rates on our variable debt;

•	our ability to maintain and generate liquidity to meet our operating needs;

•	general economic conditions;

•	the ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	our reliance on a single supplier for our polyethylene battery separators;

•	our ability to successfully pass along increased material costs to our customers; and

•	the loss of one or more of our major customers for our industrial or transportation products.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The forward-looking statements made in this Offer to Amend and the SEC reports referred to above relate only to events as of the date on which the statements are made. We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
     We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, this Offer will not be made to, nor will acceptances of this Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.
     We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement. If anyone makes any representation to you or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Options pursuant to this Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or the Letter of Transmittal and Amendment Agreement to which we have referred you.

Exide Technologies	November 16, 2007

SCHEDULE I
INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF EXIDE
TECHNOLOGIES
     The Exide executive officers and members of the Exide board of directors and their respective positions and offices as of October 31, 2007 are set forth in the following table:

NAME	POSITION AND OFFICES HELD
John P. Reilly	Chairman of the Board
Gordon A. Ulsh	President, Chief Executive Officer and Director
Francis M. Corby Jr.	Executive Vice President and Chief Financial Officer
Edward J. O’Leary	Executive Vice President and Chief Operating Officer
Barbara A. Hatcher	Executive Vice President and General Counsel
George S. Jones, Jr.	Executive Vice President – Human Resources and Communications
Mitchell S. Bregman	President – Industrial Energy Americas
Joel Campbell	President – Industrial Energy Europe
Bruce A. Cole	President – Transportation Americas
Rodolphe Reverchon	President – Transportation Europe
Phillip A. Damaska	Senior Vice President and Corporate Controller
Herbert F. Aspbury	Director
Michael R. D’Appolonia	Director
David S. Ferguson	Director
Paul W. Jennings	Director
Joseph V. Lash	Director
Michael P. Ressner	Director
Caroll R. Wetzel	Director
     The address of each board member and executive officer is c/o Exide Technologies, 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004.

SCHEDULE II
BENEFICIAL OWNERSHIP OF EXIDE SECURITIES BY EXIDE EXECUTIVE OFFICERS AND
DIRECTORS
     The following table shows the holdings of our common stock as of October 31, 2007 by each executive officer and director of Exide:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent
John P. Reilly	39,918	*
Gordon A. Ulsh	1,057,423	1.4%
Francis M. Corby Jr.	150,094	*
Edward J. O’Leary	109,604	*
Barbara A. Hatcher	73,191	*
George S. Jones, Jr.	92,333	*
Mitchell S. Bregman	105,514	*
Joel Campbell	54,764	*
Bruce A. Cole	27,059	*
Rodolphe Reverchon	115,716	*
Phillip A. Damaska	77,275	*
Herbert F. Aspbury	18,784	*
Michael R. D’Appolonia	39,917	*
David S. Ferguson	35,237	*
Paul W. Jennings	21,241	*
Joseph V. Lash	—	*
Michael P. Ressner	34,154	*
Caroll R. Wetzel	34,958	*

*	Does not exceed 1% of the outstanding shares.